Exhibit 99.1

News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS LP ANNOUNCES

RETIREMENT

LEXINGTON, KY (August 20, 2013) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) today announced that David G. Zatezalo, President, Chief Executive Officer (“CEO”) and Director of Rhino GP LLC, the general partner of the Partnership, is retiring from the office of President of the general partner of the Partnership and all subsidiaries as of August 20, 2013.  The general partner of the Partnership has named Christopher I. Walton, Rhino GP LLC’s Senior Vice President & Chief Operating Officer, to the position of President.  Mr. Zatezalo will retire as CEO on or before October 18, 2013.  Mr. Zatezalo intends to continue to remain active in the Partnership going forward.  The Partnership expects to conclude an agreement where Mr. Zatezalo will continue his employment with the Partnership in a role that requires a reduced time commitment.  Upon stepping down as CEO, Mr. Zatezalo will become Chairman of the Board of Directors of Rhino GP LLC.  Mark Zand, the current Chairman, will remain a director of Rhino GP LLC.

Mark Zand commented “We appreciate the many significant contributions that Dave has provided to the business during his tenure with the company.  Dave’s leadership and vision has guided the Partnership through challenging times in the coal markets and has positioned Rhino as a strong, diversified energy company.  We look forward to Dave’s continued involvement in the development of Rhino and we are confident that his future role as Chairman will allow him to focus on the execution of the Partnership’s key strategic initiatives.”

Further, Zand stated “We are excited about the appointment of Chris Walton as President as Chris brings extensive knowledge to Rhino’s coal operations.  Chris’ knowledge and leadership abilities will further build upon the Partnership’s outstanding operations and safety record.”

Dave Zatezalo stated “I am excited about my continued role with Rhino as we look to build on the transformation of the Partnership with our diversified energy projects.  The development of the Riveredge mine on our Pennyrile property in western Kentucky continues to be one of my main focus areas as well as the continued advancement of our Utica Shale oil and gas investment.  I am confident that Chris’ extensive experience and excellent leadership qualities will successfully guide Rhino’s operations as he assumes the role of President.”

Chris Walton commented “I look forward to my new role as President of Rhino as we build upon our already outstanding operational and safety record.  I appreciate Dave’s many contributions and I am excited to work with Dave going forward as we continue to make Rhino an even stronger company.”

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, it leases coal through its Elk Horn subsidiary, and it owns oil and gas acreage in the Utica and Cana Woodford plays.

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